Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of CleanCore Solutions, Inc.,

We hereby consent to the incorporation by reference in this Registration Statement of CleanCore Solutions, Inc. (the “Company”) on Form S-8 of our report dated September 20, 2024, related to the Form S-8 with respected to our audits of the Company’s financial statements as of and for the year ended June 30, 2024. Our report dated September 20, 2024, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/ TAAD LLP

Diamond Bar, California

January 3, 2025